Filed Pursuant to Rule 424(b)(5)
Registration No. 333-185226

PROSPECTUS SUPPLEMENT
(To prospectus dated December 14, 2012)

4,000,000 Shares

Common Stock

We are offering 4,000,000 shares of our common stock. Our common stock is traded on The NASDAQ Global Select Market under the symbol “TBBK.” On December 17, 2012, the last reported sale price of our common stock on The NASDAQ Global Select Market was $12.09 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement for a discussion of factors that you should consider before making your investment decision.

	Per Share	Total
Public offering price	$11.00	$44,000,000
Underwriting discount (1)	$0.55	$2,200,000
Proceeds to us, before expenses	$10.45	$41,800,000

_________________________
(1)	See “Underwriting” for disclosure regarding the underwriting discounts and expenses payable to the underwriters by us.

The underwriters also may purchase up to an additional 600,000 shares of our common stock within 30 days of the date of this prospectus supplement to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

These shares of common stock are not savings accounts, deposits or other obligations of our bank subsidiary or any of our non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The underwriters expect to deliver the common stock in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about December 21, 2012.

Book-Running Manager

Co-Manager

STERNE AGEE

The date of this prospectus supplement is December 18, 2012

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition and results of operations may have changed since those dates. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in that prospectus.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters, and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying base prospectus, which gives more general information about us, the common stock offered hereby and other securities that we may offer from time to time, some of which may not apply to this offering of common stock. Generally, when we refer only to the “prospectus,” we mean this prospectus supplement together with the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” To the extent the description of this offering in the prospectus supplement differs from the description in the accompanying prospectus or any document incorporated by reference filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

In this prospectus supplement, “The Bancorp,” “Bancorp,” the “Company,” “we,” “our,” “ours,” and “us” refer to The Bancorp, Inc., which is a financial holding company headquartered in Wilmington, Delaware, and its subsidiaries on a consolidated basis, unless the context otherwise requires. References to “Bancorp Bank” or the “Bank” refer to The Bancorp Bank, a state-chartered bank, which is our sole banking subsidiary.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expects,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will” and “would” or the negative of these terms or other comparable terminology.

Forward-looking statements contained or incorporated by reference in this prospectus supplement are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations could differ materially from those contemplated, expressed or implied by our forward-looking statements. Forward-looking statements we make or which are incorporated by reference in this prospectus supplement are subject to various risks and uncertainties that could cause actual results to differ materially from our forward-looking statements, including:

•
the risk factors discussed and identified in this prospectus supplement and in our public filings with the Securities and Exchange Commission, or the SEC, which we incorporate by reference in this prospectus supplement and the accompanying prospectus;

•
recessionary conditions in the U.S. economy and significant dislocations in the credit markets, have had, and we expect will continue to have, significant adverse effects on our assets and operating results, including increases in payment defaults and other credit risks, decreases in the fair value of some assets and increases in our provision for loan losses;

•	current economic and credit market conditions, if they continue, may result in a reduction in our capital base, reducing our ability to maintain deposits at current levels;

•	operating costs may increase;

•	adverse laws, regulations and policies may be enacted;

•	management and other key personnel may be lost;

•	competition may increase;

ii

•
the costs of our interest-bearing liabilities, principally deposits, may increase relative to the interest received on our interest-bearing assets, principally loans, thereby decreasing our net interest income;

•
the geographic concentration of our loans could result in our loan portfolio being adversely affected by economic factors unique to the geographic area and not reflected in other regions of the country; and

•
the market value of real estate that secures our loans has been, and may continue to be, adversely affected by current economic and market conditions, and may be affected by other conditions outside of our control such as lack of demand for real estate of the type securing of our loans, natural disasters, changes in neighborhood values, competitive overbuilding, weather, casualty losses, occupancy rates and other similar factors.

If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus supplement and the accompanying prospectus, and in the information incorporated by reference herein and therein. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus supplement, or to reflect the occurrence of unanticipated events.

iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and may not contain all the information that you need to consider in making your investment decision. To understand this offering fully, you should read this prospectus supplement and the accompanying prospectus carefully. You should carefully read the sections titled “Risk Factors” in this prospectus supplement and in the accompanying prospectus and the documents identified in the section “Incorporation of Certain Documents by Reference.” Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option.

The Company

We are a Delaware financial holding company with a wholly owned subsidiary, The Bancorp Bank, through which all of our revenue and income is currently generated.  Interest earning assets consist primarily of commercial loans in the Philadelphia metropolitan area.  Additionally, loans collateralized by securities are generated through wealth management affinity groups and are typically offered in conjunction with brokerage accounts.  Automobile fleet leases are generated in a number of Atlantic Coast and other states.  Deposits are generated primarily through accounts generated through affinity groups.  Through the Bank, we provide a wide range of commercial and retail and related banking services, which include private label banking, healthcare accounts, prepaid and debit cards and merchant card processing to both regional and national markets.

Regionally, we focus on providing our banking services directly to retail and commercial customers in the Philadelphia-Wilmington metropolitan area, consisting of the 12 counties surrounding Philadelphia, Pennsylvania and Wilmington, Delaware including Philadelphia, Delaware, Chester, Montgomery, Bucks and Lehigh Counties in Pennsylvania, New Castle County in Delaware and Mercer, Burlington, Camden, Ocean and Cape May Counties in New Jersey. We believe that changes in recent years in this market have created an underserved base of small and middle-market businesses and high net worth individuals that are interested in banking with a company headquartered in and with decision-making authority based in, the Philadelphia-Wilmington area. We believe that our presence in the area provides us with insights as to the local market and, as a result, with the ability to tailor our products and services, and particularly the structure of our loans, more closely to the needs of our targeted customers. We seek to develop overall banking relationships with our targeted customers so that our lending operations serve as a generator of deposits and our deposit relationships serve as a source of loans. We believe that our regional presence also allows us to oversee and further develop our existing customer relationships.

Nationally, we focus on providing our services to organizations with a pre-existing customer base who can use one or more selected banking services tailored to support or complement the services provided by these organizations to their customers. These services include private label banking; credit and debit card processing for merchants affiliated with independent service organizations; healthcare savings accounts for healthcare providers and third-party plan administrators; and prepaid cards, also known as stored value cards, for insurers, incentive plans, large retail chains and consumer service organizations. We typically provide these services under the name and through the facilities of each organization with whom we develop a relationship. We refer to this, generally, as affinity group banking. Our private label banking, merchant processing, healthcare accounts and prepaid card programs are a source of fee income and low-cost deposits.

Our customers access our banking services through our website, or the website of their affinity group, from any personal computer with a web browser, and obtain cash withdrawals from automated teller machines. As a result, we do not maintain a branch bank system.

Our Strategies

Our principal strategies are to:

Fund Loan Portfolio Growth through Low-cost Deposits Generated by our Prepaid Card, Wealth Management, Healthcare Accounts, Community Banking and Merchant Processing Operations and Generate Noninterest Income from Prepaid Cards and Other Areas. Our principal focus is to grow our loan portfolio, primarily commercial loans in the greater Philadelphia metropolitan area, and fund these loans using deposits generated through a variety of sources that provide low cost and stable deposits.  Funding sources include prepaid cards, wealth management, healthcare accounts, community banking operations in the Philadelphia area and merchant processing.   Our funding growth reflects the prepaid card, wealth management and healthcare strategies noted above and growth in related affinity groups through which we acquire the majority of our deposits.  The majority of our noninterest income is derived from prepaid cards.

Build upon the Network of Relationships Developed by our Senior Management.  We seek to build upon our senior managers’ network of relationships through the regional division of the Bank that targets individuals and businesses in the greater Philadelphia-Wilmington metropolitan area. This division seeks to offer these customers products and services that meet their banking and financing needs, and to provide them with the attention of senior management which we believe is often lacking at larger financial institutions. The division offers a staff experienced in servicing the banking and financing needs of small to mid-size businesses.

Develop New and Grow Existing Relationships with Affinity Groups to Gain Sponsored Access to their Membership, Client or Customer Bases to Market our Services.  We seek to develop relationships with organizations with established membership, client or customer bases. Through these affinity group relationships, we gain access to an organization’s members, clients and customers under the organization’s sponsorship. We believe that by marketing targeted products and services to these constituencies through their pre-existing relationships with the organizations, we will continue to generate lower cost deposits, generate fee income and, with respect to private label banking, lower our customer acquisition costs and build close customer relationships.

Develop New and Grow Existing Relationships with Small to Mid-Size Businesses and their Principals.  Our target market regionally is small to mid-size businesses and their principals. We believe that satisfactory attention to this market requires a combination of the ability to provide a high level of service, including customized financing to meet a customer’s needs, and the personal attention of senior management. Because of the significant consolidation of banking institutions in the Philadelphia-Wilmington metropolitan area, we believe that many of the financial institutions with which we compete may have become too large to provide those services efficiently and cost-effectively.

Use Our Existing Infrastructure as a Platform for Growth.  We have made significant investments in our banking infrastructure to support our growth. We believe that this infrastructure can accommodate significant additional growth without proportionate increases in expense. We believe that this infrastructure enables us to maximize efficiencies in both our regional market and our national affinity group market through economies of scale as we grow without adversely affecting our relationships with our customers.

Corporate Information

Our offices are located at 409 Silverside Road, Wilmington, Delaware 19809 and our telephone number is (302) 385-5000. We also maintain executive offices at 1818 Market Street, Philadelphia, Pennsylvania 19103. Our web address is http://www.thebancorp.com . We do not incorporate by reference into this prospectus supplement or the accompanying prospectus any material from our website, which should not be considered part of this prospectus supplement or the accompanying prospectus.

The Offering

Common stock offered by us	4,000,000 shares of common stock, $1.00 par value per share (1)

Over-allotment option
We have granted the underwriters an option to purchase up to an additional 600,000 shares of common stock within 30 days of the date of this prospectus supplement in order to cover over-allotments, if any.

Common stock outstanding after this offering	37,135,834 shares of common stock (2)

Offering price	$11.00 per share

Net proceeds
The net proceeds, after underwriting discounts and estimated expenses, to us from the sale of the common stock offered hereby will be approximately $41.6 million. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $47.8 million.

Use of proceeds	We intend to use the net proceeds of this offering for general corporate and banking purposes, including the support of our ongoing and future anticipated growth.

Dividend policy
We have not paid cash dividends on our common stock since our inception, and do not plan to pay cash dividends on our common stock for the foreseeable future. We intend to retain earnings, if any, to fund the development and growth of our operations.

Market and trading symbol for the common stock	Our common stock is listed and traded on The NASDAQ Global Select Market under the symbol “TBBK.”

(1)	Does not include 600,000 of common stock that may be issued upon exercise of the underwriters’ over-allotment option.

(2)
The number of shares of common stock outstanding immediately after the closing of this offering is based on 33,135,834 shares of common stock outstanding as of December 16, 2012, which excludes 600,000 shares issuable pursuant to the exercise of the underwriters’ over-allotment option.

 Risk Factors

Investing in our common stock involves risks. You should carefully consider the information under “Risk Factors” beginning on page S-6 and the other information included in this prospectus supplement and the accompanying prospectus before investing in our common stock.

SUMMARY SELECTED FINANCIAL DATA

The following table sets forth summary selected consolidated financial information as of and for the nine months ended September 30, 2012 and 2011 (which are unaudited), and as of and for each of the five years ended December 31, 2011. We derived this summary data from our financial statements for those periods, which have been audited by Grant Thornton LLP, independent registered public accounting firm. The following summary selected consolidated financial information should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, each of which has been filed with the SEC and is incorporated by reference into this prospectus supplement.

	As of and for the nine months ended September 30,		As of and for the year ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(unaudited)
	(in thousands, except per share data)
Income Statement Data:
Interest income	$72,189	$65,111	$88,442	$82,732	$79,759	$94,851	$106,537
Interest expense	8,831	9,061	12,036	14,539	16,050	40,632	53,868
Net interest income	63,358	56,050	76,406	68,193	63,709	54,219	52,669
Provision for loan and lease losses	15,047	16,654	21,498	19,287	13,000	12,500	5,400
Net interest income after provision for loan
and lease losses	48,311	39,396	54,908	48,906	50,709	41,719	47,269
Non-interest income (loss)	33,972	22,143	30,525	20,596	11,457	(8,118)	7,614
Non-interest expense	64,724	52,980	72,204	61,748	55,816	96,873	31,205
Income (loss) before income tax benefit	17,559	8,559	13,229	7,754	6,350	(63,272)	23,678
Income tax (benefit)	6,172	2,929	4,311	2,532	2,248	(20,892)	9,338
Net income (loss)	11,387	5,630	8,918	5,222	4,102	(42,380)	14,340
Less preferred stock dividends and
accretion	-	-	-	(6,242)	(3,760)	(243)	(68)
Income allocated to Series A preferred
shareholders	-	-	-	-	-	-	(115)
Net income (loss) available to common
shareholders	$11,387	$5,630	$8,918	$(1,020)	$342	$(42,623)	$14,157
Net income (loss) per share - basic	$0.34	$0.18	$0.28	$(0.04)	$0.02	$(2.93)	$1.02
Net income(loss) per share - diluted	$0.34	$0.18	$0.28	$(0.04)	$0.02	$(2.93)	$0.98

Balance Sheet Data:
Total assets	$3,113,125	$3,393,013	$3,010,681	$2,395,723	$2,043,534	$1,792,375	$1,568,382
Total loans, net of unearned costs	1,856,992	1,715,648	1,744,828	1,619,195	1,523,722	1,449,349	1,286,789
Allowance for loan and lease losses	33,071	27,671	29,568	24,063	19,123	17,361	10,233
Total cash and cash equivalents	544,658	1,191,268	749,174	472,319	354,459	179,506	82,158
Deposits	2,781,175	3,073,501	2,682,551	2,024,097	1,654,509	1,525,362	1,278,317
Federal Home Loan Bank advances	-	-	-	87,000	100,000	61,000	90,000
Shareholders' equity	288,985	268,679	271,479	198,906	245,203	180,403	176,259

Selected Ratios and Share Data:
Return on average assets	0.43%	0.27%	0.31%	0.23%	0.22%	nm	1.04%
Return on average common equity	5.44%	3.06%	3.54%	2.45%	1.99%	nm	8.93%
Net interest margin	2.53%	2.99%	2.96%	3.28%	3.74%	3.44%	3.90%
Book value per common share	$8.73	$8.09	$8.18	$7.60	$7.86	$9.71	$12.11

nm – not meaningful

SELECTED FINANCIAL RATIOS

	As of and for the nine months ended September 30,		As of and for the year ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(unaudited)
	(in thousands, except per share data)
Selected Capital and Asset Quality Ratios:
Equity/assets	9.28%	7.92%	9.02%	8.30%	12.00%	10.07%	11.24%
Tangible equity to tangible assets (1)	9.07%	7.69%	8.77%	7.96%	11.57%	9.51%	7.57%
Tangible common equity to tangible assets (1)	9.07%	7.69%	8.77%	7.96%	9.63%	7.32%	7.57%
Tier I capital to average assets	9.20%	9.60%	8.69%	8.37%	12.68%	10.10%	9.18%
Tier 1 capital to total risk-weighted assets	14.51%	14.90%	14.64%	11.99%	15.81%	11.72%	10.15%
Total capital to total risk-weighted assets	15.77%	16.16%	15.89%	13.24%	17.06%	12.87%	10.95%

Selected asset quality ratios
Allowance for loan and lease losses to total
loans	1.78%	1.33%	1.69%	1.49%	1.26%	1.20%	0.80%
Net charge-offs to average loans	0.64%	0.79%	0.96%	0.92%	0.76%	0.38%	0.30%
Non-accrual loans and other real estate
owned to total assets (2)	0.95%	0.69%	0.83%	0.73%	0.62%	0.74%	0.07%

(1)
Tangible equity, tangible common equity and tangible assets are non-GAAP financial measures calculated using GAAP-based amounts. We calculate tangible equity and tangible common equity by excluding the balance of goodwill, intangible assets and, for purposes of calculating tangible common equity, preferred equity, from our calculation of shareholders’ equity. We calculate tangible assets by excluding the balance of goodwill and intangible assets from our total assets. Management believes that this is consistent with the treatment by bank regulatory agencies, which exclude goodwill and other intangible assets from the calculation of risk-based capital ratios. Accordingly, management believes that these non-GAAP financial measures provide information to investors that is useful in understanding the basis of our risk-based capital ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. Because not all companies use identical calculations, this presentation of tangible equity, tangible common equity and tangible assets may not be comparable to other similarly titled measures as determined and reported by other companies. A reconciliation of the non-GAAP ratios of tangible equity to tangible assets and tangible common equity to tangible assets is set forth below.

Shareholders' equity	$288,985	$268,679	$271,479	$198,906	$245,203	$180,403	$176,259
Goodwill	-	-	-	-	-	-	(50,173)
Intangible assets	(7,254)	(8,254)	(8,004)	(9,005)	(10,005)	(11,005)	(12,006)
Tangible equity	281,731	260,425	263,475	189,901	235,198	169,398	114,080
Preferred equity	-	-	-	-	(39,411)	(39,029)	(1)
Tangible common equity	$281,731	$260,425	$263,475	$189,901	$195,787	$130,369	$114,079

Total assets	$3,113,125	$3,393,013	$3,010,681	$2,395,723	$2,043,534	$1,792,375	$1,568,382
Goodwill	-	-	-	-	-	-	(50,173)
Intangible assets	(7,254)	(8,254)	(8,004)	(9,005)	(10,005)	(11,005)	(12,006)
Tangible assets	$3,105,871	$3,384,759	$3,002,677	$2,386,718	$2,033,529	$1,781,370	$1,506,203

(2)	We define non-performing assets as non-accrual loans and other real estate owned.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully read and consider the risk factors described below as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, as the same may be updated from time to time by our future filings with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Any of these risks, if they actually occur, could materially adversely affect our business, financial condition, and results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect us. In any such case, you could lose all or a portion of your original investment.

Risks Relating to this Offering and Ownership of Our Common Stock

The price of our common stock may fluctuate significantly, which may make it difficult for investors to resell shares of common stock at a time or price they find attractive.

Stock price volatility may make it difficult for you to resell your common stock when you want and at prices you find attractive. Our stock price can fluctuate significantly in response to a variety of factors including, among other things:

•	actual or anticipated quarterly fluctuations in our operating results and financial condition;

•	changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to us or other financial institutions;

•	reports in the press or investment community generally or relating to our reputation or the financial services industry;

•	strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions, or financings;

•	fluctuations in the stock price and operating results of our competitors;

•	future sales of our equity or equity-related securities;

•	proposed or adopted regulatory changes or developments;

•	anticipated or pending investigations, proceedings, or litigation that involve or affect us;

•	domestic and international economic factors unrelated to our performance; and

•	general market conditions and, in particular, developments related to market conditions for the financial services industry.

                   General market fluctuations, industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause our stock price to decrease regardless of operating results.

The trading volume in our common stock is less than that of other larger financial services companies, which may adversely affect the price of our common stock.

Although our common stock is traded on The NASDAQ Global Select Market, the trading volume in our common stock is less than that of other larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the lower trading volume of our common stock, significant sales of our common stock, or the expectation of these sales, could cause our stock price to fall.

An investment in our common stock is not an insured deposit.

Our common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in our common stock is inherently risky for the reasons described in this “Risk Factors” section and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire our common stock, you may lose some or all of your investment.

There may be future sales or other dilution of our equity that may adversely affect the market price of our common stock.

We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price per share of our common stock. We are not restricted from issuing additional shares of common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive shares of common stock. Sales of a substantial number of shares of our common stock in the public market or the perception that such sales might occur could materially adversely affect the market price of the shares of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, including regulatory requirements, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of any future stock issuances reducing the market price of our common stock and diluting their stock holdings in us. The exercise of any options granted to directors, executive officers and other employees under our stock compensation plans, the issuance of shares of common stock in acquisitions and other issuances of our common stock could have an adverse effect on the market price of the shares of our common stock. The existence of options, or shares of our common stock reserved for issuance as restricted shares of our common stock may materially adversely affect the terms upon which we may be able to obtain additional capital in the future through the sale of equity securities.

Future offerings of debt, which would be senior to our common stock upon liquidation, and/or preferred equity securities which may be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources or, if the Bank’s capital ratios fall below the required minimums, we could be forced to raise additional capital by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes or preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

The Bank’s ability to pay dividends is subject to regulatory limitations which, to the extent we require such dividends in the future, may affect our ability to pay our obligations and pay dividends.

We are a separate legal entity from the Bank and our other subsidiaries, and we do not have significant operations of our own. We have historically depended on the Bank’s cash and liquidity as well as dividends to pay our operating expenses. Various federal and state statutory provisions limit the amount of dividends that subsidiary banks can pay to their holding companies without regulatory approval. The Bank is also subject to limitations under state law regarding the payment of dividends, including the requirement that dividends may be paid only out of net profits. In addition to these explicit limitations, it is possible, depending upon the financial condition of the Bank and other factors, federal and state regulatory agencies could take the position that payment of dividends by the Bank would constitute an unsafe or unsound banking practice. In the event the Bank is unable to pay dividends sufficient to satisfy our obligations or is otherwise unable to pay dividends to us, we may not be able to service our obligations as they become due or to pay dividends on our common stock or preferred stock. Consequently, the inability to receive dividends from the Bank could adversely affect our financial condition, results of operations, cash flows and prospects.  Even if the Bank has the capacity to pay dividends, which it currently does, it is not obligated to pay the dividends.  Its Board of Directors may determine as it did in 2011, 2010 and 2009, to retain earnings to support or increase its capital base.

Anti-takeover provisions of our certificate of incorporation, bylaws and Delaware law may make it more difficult for holders of our common stock to receive a change in control premium.

Certain provisions of our certificate of incorporation and bylaws could make a merger, tender offer or proxy contest more difficult, even if such events were perceived by many of our stockholders as beneficial to their interests. In addition, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law which, in general, prevents an interested stockholder, defined generally as a person owning 15% or more of a corporation’s outstanding voting stock, from engaging in a business combination with our company for three years following the date that person became an interested stockholder unless certain specified conditions are satisfied.

Risks Relating to Our Business

The Bank’s allowance for loan losses may not be adequate to cover actual losses.

Like all financial institutions, the Bank maintains an allowance for loan losses to provide for probable losses. At September 30, 2012, the ratio of the allowance for losses to loans was 1.78%.  The Bank’s allowance for loan losses may not be adequate to cover actual loan losses and future provisions for loan losses could materially and adversely affect the Bank’s operating results. The Bank’s allowance for loan losses is determined by analyzing historical loan losses, current trends in delinquencies and charge-offs, plans for problem loan resolution, changes in the size and composition of the loan portfolio and industry information. Also included in management’s estimates for loan losses are considerations with respect to the impact of economic events, the outcome of which are uncertain.  The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates that may be beyond the Bank’s control, and these losses may exceed current estimates. Bank regulatory agencies, as an integral part of their examination process, review the Bank’s loans and allowance for loan losses. Although we believe that the Bank’s allowance for loan losses is adequate to provide for probable losses and that the methodology used by the Bank to determine the amount of the allowance is effective, we cannot assure you that we will not need to increase the Bank’s allowance for loan losses, change our methodology for determining our allowance for loan losses or that our regulators will not require us to increase this allowance.  Any of these occurrences could materially and adversely affect our earnings and profitability.

The Bank may suffer losses in its loan portfolio despite its underwriting practices.

The Bank seeks to mitigate the risks inherent in its loan portfolio by adhering to specific underwriting practices. These practices include analysis of a borrower’s prior credit history, financial statements, tax returns and cash flow projections, valuation of collateral based on reports of independent appraisers and verification of liquid assets. Although the Bank believes that its underwriting criteria are appropriate for the various kinds of loans it makes, the Bank may incur losses on loans that meet its underwriting criteria, and these losses may exceed the amounts set aside as reserves in the Bank’s allowance for loan losses.  If the level of non-performing assets increases, interest income will be reduced.  If we experience loan defaults in excess of amounts that we have included in our provision for loan losses, we will have to increase the provision for loan losses which will reduce our income.

Recessionary conditions in the U.S. economy and significant dislocations in the credit markets have had, and we expect they will continue to have, significant adverse effects on our assets and operating results.

For a multi-year period and continuing through the date of this report, the financial system in the United States, including credit markets and markets for real estate and real-estate related assets, have been subject to considerable stress. This stress has resulted in substantial declines in the availability of credit, the values of real estate and real estate–related assets, the availability of ready markets for those assets and impairment of the ability of many borrowers to repay their obligations. As a result of these conditions, we materially increased our provision for loan losses, and experienced an increase in the amount of loans charged off and non-performing assets, and our income and the price of our common stock have declined. Weak economic conditions could further harm our financial condition and results of operations.  We have previously recognized impairments on securities which are more likely to result in weak economic environments.

Actions taken by the U.S. government and governmental agencies to respond to current economic conditions may not have a beneficial impact upon us.

In response to current economic conditions, the U.S. Government and a number of governmental agencies have established or proposed a series of programs designed to stabilize the financial system and credit markets. See Item 1, “Business-Regulation under Banking Law” which is part of our Annual Report on Form 10-K for the year ended December 31, 2011 that is incorporated into this prospectus supplement. We cannot predict whether these programs will have their intended effect or, if they do, whether they will have a beneficial impact upon our financial condition and results of operations.

We may have difficulty managing our growth which may divert resources and limit our ability to expand our operations successfully.

We expect to continue to experience significant growth in the amount of our assets, the level of our deposits and the scale of our operations. Our future profitability will depend in part on our continued ability to grow; however, we may not be able to sustain our historical growth rate or be able to grow. Our future success will depend on the ability of our officers and key employees to continue to implement and improve our operational, financial and management controls, reporting systems and procedures and manage a growing number of customer relationships. We may not implement improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls. Consequently, our continued growth may place a strain on our administrative and operational infrastructure. Any such strain could increase our costs, reduce or eliminate our profitability and reduce the price at which our common shares trade.

Changes in interest rates could reduce our income, cash flows and asset values.

Our income and cash flows and the value of our assets depend to a great extent on the difference between the interest rates we earn on interest earning assets, such as loans and investment securities, and the interest rates we pay on interest-bearing liabilities such as deposits and borrowings. We discuss the effects of interest rate changes on the market value of our portfolio equity and net interest income in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Asset and Liability Management” which is part of our Annual Report on Form 10-K for the year ended December 31, 2011 that is incorporated into this prospectus supplement.  Interest rates are highly sensitive to many factors which are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Federal Reserve. Changes in monetary policy, including changes in interest rates, will influence not only the interest we receive on our loans and investment securities and the amount of interest we pay on deposits, but also our ability to originate loans and obtain deposits and our costs in doing so. If the rate of interest we pay on our deposits and other borrowings increases more than the rate of interest we earn on our loans and other investments, our net interest income, and therefore our earnings, could decline or we could sustain losses. Our earnings could also decline or we could sustain losses if the rates on our loans and other investments fall more quickly than those on our deposits and other borrowings.  While the Bank is generally asset sensitive, which implies that significant increases in market rates would generally increase margins, while decreases in interest rates would generally decrease margins, we cannot assure you that margins will increase as a result of increases or decreases in market rates.

We are subject to lending risks.

There are risks inherent in making all loans. These risks include interest rate changes over the time period in which loans may be repaid and changes in the national economy or the economy of our regional market that impact the ability of our borrowers to repay their loans or the value of the collateral securing those loans. Our loan portfolio contains a high percentage of commercial, construction and commercial mortgage loans in relation to our total loans and total assets. At September 30, 2012, commercial loans were 24.4% of total loans, construction loans were 14.2% of total loans and commercial mortgage loans were 33.1% of total loans. Accordingly, at September 30, 2012, our loan portfolio was concentrated in commercial, construction and commercial mortgage loans which comprised $1.33 billion, or 71.7%, of our total loan portfolio.  These types of loans are generally viewed as having more risk of default than residential real estate loans or consumer loans. These types of loans are also typically larger than residential real estate loans and consumer loans. Because our loan portfolio contains a significant number of commercial, construction and commercial mortgage loans with relatively large balances, the deterioration of one or a few of these loans would cause a significant increase in non-performing loans. Current economic conditions have caused increases in our delinquent and defaulted loans. We cannot assure you that we will not experience further increases in delinquencies and defaults or that any such increases will not be material. On a consolidated basis, an increase in non-performing loans could result in an increase in our provision for loan losses or in loan charge-offs and a consequent reduction of our earnings.

Our lending operations are concentrated in the Philadelphia-Wilmington metropolitan area.

Our loan activities are largely based in the Philadelphia-Wilmington metropolitan area. As a result, our consolidated financial performance depends largely upon economic conditions in this area. Local economic conditions that are worse than economic conditions in the United States generally could cause us to experience an increase in loan delinquencies, a reduction in deposits, an increase in the number of borrowers who default on their loans and a reduction in the value of the collateral securing their loans greater than similarly situated institutions in other regions.

We depend to some extent upon wholesale and brokered deposits to satisfy funding needs.

We have relied to some extent on funds provided by wholesale and brokered deposits to support the growth of our loan portfolio. Wholesale and brokered deposits are highly sensitive to changes in interest rates paid on such deposits and, accordingly, can be a volatile source of funding.  Although such funding sources amounted to only 1.26% of our total deposits at September 30, 2012, and 1.83% at September 30, 2011, they represented 1.64% of total deposits at September 30, 2010 and higher percentages in previous periods.  If we are not successful in obtaining wholesale funding, we may be unable to continue our growth, or could experience contraction in our total assets. In addition, to the extent that we are unable to match the maturities of the interest rates we pay for wholesale and brokered funds to the maturities of the loans we make using those funds; increases in the interest rates we pay for such funds could decrease our consolidated net interest income. Moreover, if the Bank ceases to be categorized as “well capitalized” under banking regulations, it will be prohibited from accepting, renewing or rolling over brokered deposits except with a waiver from FDIC. Although the Bank is currently deemed to be well capitalized, a change from that classification could also hurt our growth or cause our total assets to contract.

We operate in a highly competitive market and geographic area.

We face substantial competition in all phases of our operations from a variety of different competitors, including commercial banks and their holding companies, savings and loan associations, mutual savings banks, credit unions, consumer finance companies, factoring companies, insurance companies and money market mutual funds. Competition for financial services in the Philadelphia-Wilmington metropolitan area, which is our principal service area, is very strong. This geographic area includes offices of many of the largest financial institutions in the nation. Most of those competing institutions have much greater financial and marketing resources than we have and far greater name recognition. Due to their size, many of our competitors can achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing structures for those products and services. Moreover, because we are smaller and less well-established, we may have to pay higher rates on our deposits or offer more free or reduced-cost services in order to attract and retain customers. Some of the financial services organizations with which we compete are not subject to the same degree of regulation as federally-insured and regulated financial institutions such as ours. As a result, those competitors may be able to access funding and provide various services more easily or at less cost than we can.

We derive a significant percentage of our deposits, total assets and income from deposit accounts we generate through affinity groups.

We derive a significant percentage of our deposits, total assets and income from deposit accounts we generate through affinity groups.  Deposits related to our top twenty affinity groups totaled $1.52 billion at September 30, 2012, excluding an affinity group in process of termination whose deposits s have been replaced by growth in existing relationships. We provide oversight to our affinity groups which must meet all internal and regulatory requirements. We may exit relationships where such requirements are not met or be required by our regulators to exit such relationships. We perform liquidity reporting and planning daily and identify and monitor contingent sources of liquidity.  If an affinity group relationship were to be terminated, it could materially reduce our deposits, assets and income. We cannot assure you that we could replace such relationship. If we cannot replace such relationship, we may be required to seek higher rate funding sources as compared to the exiting affinity group and interest expense might increase. We may also be required to sell securities or other assets which would reduce revenues or potentially generate losses.

Our affinity group marketing strategy has been adopted by other institutions with which we compete.

Several online banking operations as well as the online banking programs of conventional banks have instituted affinity group marketing strategies similar to ours. As a consequence, we have encountered competition in this area and anticipate that we will continue to do so in the future. This competition may increase our costs, reduce our revenues or revenue growth or, because we are a relatively new banking operation without the name recognition of other, more established banking operations, make it difficult for us to compete effectively in obtaining affinity group relationships.

Our lending limit may adversely affect our competitiveness.

Our regulatory lending limit as of September 30, 2012 to any one customer or related group of customers was $39.8 million for unsecured loans and $66.3 million for secured loans. Our lending limit is substantially smaller than that of many financial institutions with which we compete. While we believe that our lending limit is sufficient for our targeted market of small to mid-size businesses, individuals and affinity group members, it may affect our ability to attract or maintain customers or to compete with other financial institutions. Moreover, to the extent that we incur losses and do not obtain additional capital, our lending limit, which depends upon the amount of our capital, will decrease.

Environmental liability associated with lending activities could result in losses.

In the course of our business, we may foreclose on and take title to properties securing our loans. If hazardous substances were discovered on any of these properties, we may be liable to governmental entities or third parties for the costs of remediation of the hazard, as well as for personal injury and property damage. Many environmental laws can impose liability regardless of whether we knew of, or were responsible for, the contamination. In addition, if we arrange for the disposal of hazardous or toxic substances at another site, we may be liable for the costs of cleaning up and removing those substances from the site, even if we neither own nor operate the disposal site. Environmental laws may require us to incur substantial expenses and may materially limit use of properties we acquired through foreclosure, reduce their value or limit our ability to sell them in the event of a default on the loans they secure. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability.

As a financial institution whose principal medium for delivery of banking services is the Internet, we are subject to risks particular to that medium.

We operate an independent Internet bank, as distinguished from the Internet banking service of an established conventional bank. Independent Internet banks often have found it difficult to achieve profitability and revenue growth. Several factors contribute to the unique problems that Internet banks face. These include concerns for the security of personal information, the absence of personal relationships between bankers and customers, the absence of loyalty to a conventional hometown bank, the customer’s difficulty in understanding and assessing the substance and financial strength of an Internet bank, a lack of confidence in the likelihood of success and permanence of Internet banks and many individuals’ unwillingness to trust their personal assets to a relatively new technological medium such as the Internet. As a result, many potential customers may be unwilling to establish a relationship with us.

Conventional financial institutions, in growing numbers, are offering the option of Internet banking and financial services to their existing and prospective customers. The public may perceive conventional financial institutions as being safer, more responsive, more comfortable to deal with and more accountable as providers of their banking and financial services, including their Internet banking services. We may not be able to offer Internet banking and financial services and personal relationship characteristics that have sufficient advantages over the Internet banking and financial services and other characteristics of established conventional financial institutions to enable us to compete successfully.

Moreover, both the Internet and the financial services industry are undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. In addition to improving the ability to serve customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our ability to compete will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to implement effectively new technology-driven products and services or be successful in marketing these products and services to our customers.

Our operations may be interrupted if our network or computer systems, or those of our providers, fail.

Because we deliver our products and services over the Internet and outsource several critical functions to third parties, our operations depend on our ability, as well as that of our service providers, to protect computer systems and network infrastructure against interruptions in service due to damage from fire, power loss, telecommunications failure, physical break-ins, computer hacking or similar catastrophic events. Our operations also depend upon our ability to replace a third-party provider if it experiences difficulties that interrupt our operations or if an operationally essential third-party service terminates. Service interruptions to customers may adversely affect our ability to obtain or retain customers and could result in regulatory sanctions. Moreover, if a customer were unable to access his or her account or complete a financial transaction due to a service interruption, we could be subject to a claim by the customer for his or her loss. While our accounts and other agreements contain disclaimers of liability for these kinds of losses, we cannot predict the outcome of litigation if a customer were to make a claim against us.

Security concerns may adversely affect Internet banking.

A significant barrier to online financial transactions is the secure transmission of confidential information over public networks. The systems we use rely on encryption and authentication technology to provide secure transmission of confidential information. Advances in computer capabilities, new discoveries in the field of cryptography or other developments could result in a compromise or breach of the algorithms used to protect customer transaction data. If we, or another provider of financial services through the Internet, were to suffer damage from a security breach, public acceptance and use of the Internet as a medium for financial transactions could suffer. Any security breach could deter potential customers or cause existing customers to leave, thereby impairing our ability to grow and maintain profitability and, possibly, our ability to continue delivering our products and services through the Internet. Although we, with the help of third-party service providers, intend to continue to implement security technology and establish operational procedures to prevent security breaches, these measures may not be successful.

We outsource many essential services to third-party providers who may terminate their agreements with us, resulting in interruptions to our banking operations.

We obtain essential technological and customer services support for the systems we use from third-party providers. We outsource our check processing, check imaging, electronic bill payment, statement rendering, internal audit and other services to third- party vendors. For a description of these services, you should read Item 1, “Business—Other Operations—Third-Party Service Providers,” which is part of our Annual Report on Form 10-K for the year ended December 31, 2011 that is incorporated by reference into this prospectus supplement. Our agreements with each service provider are generally cancelable without cause by either party upon specified notice periods. If one of our third-party service providers terminates its agreement with us and we are unable to replace it with another service provider, our operations may be interrupted. If an interruption were to continue for a significant period of time, our earnings could decrease, we could experience losses and we could lose customers.

We may be affected by government regulation.

We are subject to extensive federal and state banking regulation and supervision. The regulations are intended primarily to protect our depositors’ funds, the federal deposit insurance funds and the safety and soundness of the Bank, not our shareholders. Regulatory requirements affect lending practices, capital structure, investment practices, dividend policy and growth. A failure by either the Bank or us to meet regulatory capital requirements will result in the imposition of limitations on our operations and could, if capital levels drop significantly, result in our being required to cease operations.  Moreover, a failure by either the Bank or us to comply with regulatory requirements regarding lending practices, investment practices, customer relationships and other operational practices (see “Business--Regulation Under Banking Law,” which is part of our Annual Report on Form 10-K for the year ended December 31, 2011 that is incorporated by reference into this prospectus supplement) could result in regulatory sanctions and possibly third-party liabilities.  Changes in governing law, regulations or regulatory practices could impose additional costs on us or impair our ability to obtain deposits or make loans and, as a consequence, our consolidated revenues and profitability.

As a Delaware-chartered bank whose depositors and financial services customers are located in several states, the Bank may be subject to additional licensure requirements or other regulation of its activities by state regulatory authorities and laws outside of Delaware. If the Bank’s compliance with licensure requirements or other regulation becomes overly burdensome, we may seek to convert its state charter to a federal charter in order to gain the benefits of federal preemption of some of those laws and regulations. Conversion of the Bank to a federal charter will require the prior approval of the relevant federal bank regulatory authorities, which we may not be able to obtain. Moreover, even if we obtain approval, there could be a significant period of time between our application and receipt of the approval, and/or any approval we do obtain may be subject to burdensome conditions or restrictions.

Our success will depend on our ability to retain Betsy Z. Cohen, our Chief Executive Officer, and our senior management.

We believe that our future success will depend upon the expertise of, and customer relationships established by Betsy Z. Cohen, our chief executive officer, and other members of senior management. If Mrs. Cohen were to become unavailable for any reason, or if we are unable to hire highly qualified and experienced personnel, our ability to attract deposits or loan customers may be materially adversely affected.

Potential acquisitions may disrupt our business and dilute stockholder value.

Acquiring other banks or businesses involves various risks commonly associated with acquisitions, including, among other things:

•	potential exposure to unknown or contingent liabilities of the target entity;

•	exposure to potential asset quality issues of the target entity;

•	difficulty and expense of integrating the operations and personnel of the target entity;

•	potential disruption to our business;

•	potential diversion of our management’s time and attention;

•	the possible loss of key employees and customers of the target entity;

•	difficulty in estimating the value of the target entity; and

•	potential changes in banking or tax laws or regulations that may affect the target entity.

We evaluate merger and acquisition opportunities and conduct due diligence activities related to possible transactions with other financial institutions and financial services companies. As a result, merger or acquisition discussions and, in some cases, negotiations may take place and future mergers or acquisitions involving cash, debt or equity securities may occur at any time. Acquisitions typically involve the payment of a premium over book and market values, and, therefore, some dilution of our tangible book value and net income per common share may occur in connection with any future transaction. Furthermore, failure to realize the expected revenue increases, cost savings, increases in geographic or product presence, and/or other projected benefits from an acquisition could have a material adverse effect on our financial condition and results of operations.

Financial reform legislation enacted by Congress will, among other things, tighten capital standards and result in new laws and regulations that are expected to increase our costs of operations.

Congress’ passage of the  Dodd-Frank Act and the rules and regulations emanating therefrom, will significantly change the current bank regulatory structure and affect the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new implementing rules and regulations, and to prepare numerous studies and reports for Congress. The federal agencies are given significant discretion in drafting the implementing rules and regulations, and consequently, many of the details and much of the impact of the Dodd-Frank Act may not be known for many months or years.

Certain provisions of the Dodd-Frank Act are expected to have a near term effect on us. For example, under the new law all federal prohibitions on the ability of financial institutions to pay interest on demand deposit accounts were repealed. As a result, beginning on July 21, 2011, financial institutions commenced offering interest on demand deposits to compete for clients. Our interest expense will increase and our net interest margin will decrease if we begin offering interest on demand deposits to attract additional customers or maintain current customers, which could reduce our net interest income.

The Dodd-Frank Act mandated the formation of the Consumer Financial Protection Bureau with power to promulgate and enforce consumer protection laws. Smaller depository institutions, those with $10 billion or less in assets, will be subject to the Consumer Financial Protection Bureau’s rule-writing authority, and existing depository institution regulatory agencies will retain examination and enforcement authority for such institutions. The Dodd-Frank Act also establishes a Financial Stability Oversight Council chaired by the Secretary of the Treasury with authority to identify institutions and practices that might pose a systemic risk and, among other things, includes provisions affecting (1) corporate governance and executive compensation of all companies whose securities are registered with the SEC, (2) FDIC insurance assessments, (3) interchange fees for debit cards, which are now set by the Federal Reserve under a restrictive “reasonable and proportional cost” per transaction standard (however, these interchange fee determinations do not apply to banks with less than $10 billion or to health and reloadable prepaid cards), (4) minimum capital levels for bank holding companies, subject to a grandfather clause for financial institutions with less than $15 billion in assets, (5) derivative and proprietary trading by financial institutions, and (6) the resolution of large financial institutions.

The Dodd-Frank Act requires publicly traded companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments, and authorizes the SEC to promulgate rules that would allow stockholders to nominate their own candidates using a company’s proxy materials. The legislation also directs the Federal Reserve to promulgate rules prohibiting excessive compensation paid to bank and financial holding company executives, regardless of whether the company is publicly traded or not.

The Dodd-Frank Act’s “Durbin Amendment” is also impactful and applies to all banks, regardless of asset size.  Banks must comply with the prohibition on network exclusivity and routing requirements. The Federal Reserve has implemented final routing regulations requirements to prohibit network exclusivity arrangements on debit card transactions and ensure merchants will have choices in debit card routing.  In addition, the network exclusivity and routing requirements apply to both debit cards and prepaid cards.

Specifically, the final regulation requires issuers to make at least two unaffiliated networks available to the merchant, without regard to the method of authentication (PIN or signature). A card issuer can guarantee compliance with the network exclusivity regulations by enabling the debit card to process transactions through one signature network and one unaffiliated PIN network. Cards usable only with PINs must be enabled with two unaffiliated PIN networks.  Under the Durbin Amendment a smaller payment card network may be used to help satisfy the two unaffiliated network requirements; however, if the second payment card network is unwilling to expand its coverage to meet increased merchant demand for access that would trigger noncompliance with the network exclusivity regulations.  ATM transactions are not subject to routing and exclusivity regulations.

The effective dates for the final routing regulations vary based on application and the type of debit card transactions offered or used according to the schedule below:

•	Effective October 1, 2011, payment card networks must allow merchants to direct transactions to all networks enabled on debit cards.

•	Effective April 1, 2012, most debit card issuers must comply with the outlined regulations; issuers with cards not currently offering an unaffiliated PIN network must do so by this date.

•	Effective April 1, 2013, the network exclusivity compliance extension for certain types of previously excluded debit cards will expire.

•
Effective May 1, 2013, all reloadable general-use prepaid cards sold and reloaded prior to April 1, 2013, must comply with network exclusivity requirements. If such cards are reloaded on or after April 1, 2013, the effective date for compliance is 30 days after the reloading date.

It is difficult to predict at this time what specific impact the Dodd-Frank Act and the yet to be written implementing rules and regulations will have on regional banks;  however, we expect that at a minimum they will increase our operating and compliance costs and could increase our interest expense.

New lines of business or new products and services may subject us to additional risks.

From time to time, we may implement new lines of business or offer new products and services within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services, we may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives, and shifting market preferences, may also impact the successful implementation of a new line of business or a new product or service. Furthermore, any new line of business and/or new product or service could have a significant impact on the effectiveness of our system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or new products or services could reduce our income, or cause us to experience losses.

We may be subject to potential liability and business risk from actions by our regulators related to our supervision of third parties.

The Bank was issued a Consent Order, or the Order, by the FDIC on August 7, 2012 as a result of various compliance and third-party risk management issues resulting from certain overdraft charging practices by one of the Bank’s former customers.  Pursuant to the Order, the Bank agreed to pay a civil monetary penalty and to increase its oversight of compliance matters and the Bank agreed to various compliance-related actions including, but not limited to, strengthening its compliance management system and audit controls, developing and implementing a third-party risk management program, and providing the FDIC with notice of any new relationships or agreements with third party product contributors.  While the Bank’s former customer was ordered to pay restitution, the Order provides that the Bank could be required to establish a restitution account in the event  restitution is unpaid by the former customer.  As a result of the Order, the Bank made significant changes to its compliance risk management systems, including the addition of staff and the development and implementation of enhanced compliance, third party risk management and audit controls.   These efforts and other compliance-related matters have and will increase our non-interest expense.

Although we have added significant compliance staff and have utilized an outside consultant, our internal and external compliance examiners must be satisfied with the results of such augmentation and enhancement. We cannot assure you that we will satisfy all related requirements. Not achieving a compliance management system which is deemed adequate could result in further sanctions against the Bank.

We intend to expand our products and services in select international markets, which will expose us to greater political, regulatory, exchange rate fluctuation and other risks, which could harm our business.

We intend to expand use of our products and services in selected international markets in the European Union.  In August 2012, we announced the expansion of our payment solutions presence into Europe through the acquisition of certain assets from Transact Network, a Pan-European electronic money institution. This acquisition will establish our European payment solutions presence and facilitate European expansion for many of our existing payment solutions clients.  It will also enable us to leverage our current BIN Sponsorship and Program Management Platforms for a wider set of European Payment solutions and offer enhanced products, flexibility, capability, and scalability.  Expanding internationally subjects us to a number of risks, including:

•	greater difficulty in managing foreign operations;

•	changes in a specific country's or region's political or economic conditions;

•	expenses associated with localizing our products, including offering customers the ability to transact business in multiple currencies;

•	laws and business practices that favor local competitors;

•	multiple and changing laws, tax regimes and government regulations; and

•	foreign currency restrictions and exchange rate fluctuations.

We have limited experience operating in some of these locations. If our international expansion plans are unsuccessful or do not deliver an appropriate return on our investments, our operations and financial results could be materially, adversely affected.

Any future FDIC insurance premium increases will adversely affect our earnings.

In November 2009, the FDIC adopted a rule requiring banks to prepay their quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011 and 2012.  Any further assessments or special assessments that the FDIC levies will be recorded as an expense during the appropriate period and will affect our earnings. On February 9, 2011, the FDIC adopted a final rule which redefines the deposit insurance assessment base as required by the Dodd-Frank Act.  The final rule sets the deposit insurance assessment base as average consolidated total assets minus average tangible equity.  It also sets a new assessment rate schedule which reflects assessment rate adjustments including potentially reduced rates tied to unsecured debt and potentially increased rates for brokered deposits.  The final rule became effective on April 1, 2011.

USE OF PROCEEDS

The net proceeds, after underwriting discounts and estimated expenses, to us from the sale of the common stock offered hereby will be approximately $41.6 million. If the underwriter exercises its over-allotment option in full, we estimate that our net proceeds will be approximately $47.8  million. We intend to use the net proceeds of this offering for general corporate purposes, including the support of our ongoing and future anticipated growth.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2012 on an actual basis and on an as-adjusted basis to give effect to the receipt of net proceeds from the offering.  The table does not reflect the use of proceeds.

You should read the following table in conjunction with our historical financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere or incorporated by reference in this prospectus supplement.

	September 30, 2012
	Actual	As-adjusted
	(Unaudited, dollars in thousands)
Long-Term Indebtedness
Subordinated debentures	$13,401	$13,401

Shareholders' Equity
Common stock - authorized, 50,000,000 shares of $1.00 par value; 33,208,781
shares issued and 37,208,781 shares as adjusted	33,209	37,209
Treasury stock, at cost (100,000 shares)	(866)	(866)
Additional paid-in capital	243,954	281,504
Retained earnings (accumulated deficit)	2,110	2,110
Accumulated other comprehensive income	10,578	10,578
Total shareholders' equity	288,985	330,535

Total capitalization	$302,386	$343,936

Capital ratios of the Company (1)
Tier 1 capital to total risk-weighted assets	14.51%	16.58%
Total capital to total risk-weighted assets	15.77%	17.84%
Tier I capital to average assets	9.20%	10.55%

(1)	The as-adjusted capital ratios assume the initial deployment of the net proceeds of this offering in short-term assets with a 20% risk-weighting under applicable regulations.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement through Sandler O’Neill & Partners, L.P., as the representative of the underwriters. We have entered into an underwriting agreement with the underwriters, dated December 18, 2012. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the respective number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
Sandler O’Neill & Partners, L.P.	3,400,000
Sterne, Agee & Leach, Inc.	600,000
Total	4,000,000

The underwriters are committed to purchase and pay for all such shares of common stock, if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “TBBK.”

Some of our officers and directors plan to purchase an aggregate of 65,590 shares of our common stock in this offering at the public offering price set forth on the cover page of this prospectus supplement. Any shares purchased by our executive officers or directors will be subject to the restrictions on re-sale included in the lock-up agreements described below. We are not making loans to any of these officers and directors to purchase such shares.

We have granted to the underwriters an option, exercisable no later than 30 calendar days after the date of this prospectus supplement, which is dated the same date as the underwriting agreement, to purchase up to an aggregate of 600,000 additional shares of common stock at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with this offering. To the extent the option is exercised and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriters, and the underwriters will be obligated to purchase, these additional shares of common stock.

The underwriters propose to offer the shares of common stock directly to the public at the offering price set forth on the cover page of this prospectus supplement and to certain securities dealers at the public offering price, less a concession not in excess of $0.33 per share. After the public offering of the common stock, the underwriters may change the offering price and other selling terms.

The following table shows the per share and total underwriting discount that we will pay to the underwriters and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares.

	Per Share	Total Without Over-allotment	Total With Over-allotment
Public offering price	$11.00	$44,000,000	$50,600,000
Underwriting discount	0.55	2,200,000	2,530,000
Proceeds to us, before expenses	10.45	41,800,000	48,070,000

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discount, will be approximately $150,000, and are payable by us. In addition to the underwriting discount, we have agreed to reimburse the underwriters for their reasonable out-of-pocket expenses incurred in connection with the offering, regardless of whether the offering is consummated, including, without limitation, certain disbursements, fees and expenses of underwriters’ counsel and marketing, syndication and travel expenses, up to a maximum aggregate amount of $100,000.

The shares of common stock are being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify this offer and to reject orders in whole or in part.

The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of the events specified in the underwriting agreement. The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described above.

Lock-up Agreements. We, and each of our executive officers and directors, have agreed, for the period beginning on and including the date of this prospectus supplement through and including the date that is 90 days after the date of this prospectus supplement, (i) not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale of, or otherwise dispose of or hedge, directly or indirectly, any shares of our common stock, any of our securities that are substantially similar to any of our common stock, or any of our securities convertible into, repayable with, exchangeable or exercisable for, or that represent the right to receive any shares of our common stock or any of our securities that are substantially similar to our common stock, or (ii) publicly announce an intention to do any of the foregoing, without, in each case, the prior written consent of Sandler O’Neill & Partners, L.P. These restrictions are expressly agreed to preclude us, and our executive officers and directors, from engaging in any hedging or other transaction or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our common stock, whether such transaction would be settled by delivery of our common stock or other securities, in cash or otherwise. The 90-day restricted period will be automatically extended if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results or become aware that material news or a material event relating to us will occur during the 16-day period beginning on the last day of the 90-day restricted period, in which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In addition, during the period beginning on and including the date of this prospectus supplement and continuing through and including the date that is 90 days after the date of this prospectus supplement, without the prior written consent of the representatives of the underwriters, we will not file or cause to become effective a registration statement under the Securities Act of 1933, as amended, or the Securities Act, relating to the offer and sale of any shares of our common stock or any of our other securities that are substantially similar to our common stock, or any of our securities that are convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing.

The restrictions described in the preceding paragraph will not apply to (1) the issuance by us of common stock to the underwriters pursuant to the underwriting agreement; (2) the issuance by us of shares, and options to purchase shares, of our common stock pursuant to stock option plans, as those plans are in effect on the date of this prospectus supplement; (3) the issuance by us of shares of our common stock upon the exercise of stock options that are outstanding on the date of this prospectus supplement, and the issuance by us of shares of our common stock upon the exercise of stock options issued after the date of this prospectus supplement under stock option plans referred to in clause (2) of this sentence, as those plans are in effect on the date of this prospectus supplement; (4) a bona fide gift or gifts by any of our executive officers or directors, provided that the donee or donees thereof agree to be bound in writing by the restrictions described in the preceding paragraph; or (5) a transfer by any of our executive officers or directors to any trust for the direct or indirect benefit of that executive officer or director or his or her immediate family or to any entity in which that executive officer or director owns more than 50% of the voting securities, provided that the trustee of the trust or an authorized person of the entity, on behalf of the entity, agrees to be bound in writing by such restrictions and provided further that any such transfer shall not involve a disposition for value. For purposes of this paragraph, “immediate family” shall mean any relationship by blood, marriage or adoption not more remote than first cousin.

The underwriters may, in their sole discretion and at any time and from time to time, without notice, release all or any portion of the foregoing shares and other securities from the foregoing restrictions.

Indemnity. We and the Bank have agreed, jointly and severally, to indemnify the underwriters, persons who control the underwriters, and the underwriters’ respective partners, directors, officers, employees and agents against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

Stabilization. In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

Over-allotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position, which may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing, there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The NASDAQ Global Select Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making. In connection with this offering, the underwriters and selected dealers, if any, who are qualified market makers on The NASDAQ Global Select Market, may engage in passive market making transactions in our common stock on The NASDAQ Global Select Market in accordance with Rule 103 of Regulation M under the Securities Act. Rule 103 permits passive market making activity by the participants in our common stock offering. Passive market making may occur before the pricing of our offering, or before the commencement of offers or sales of our common stock. Each passive market maker must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the bid of the passive market maker, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. The underwriters and other dealers are not required to engage in passive market making and may end passive market making activities at any time.

Our Relationship with the Underwriters. From time to time, the underwriters and some of their affiliates have provided, and may continue to provide, investment banking services to us in the ordinary course of their businesses, and have received, and may continue to receive, compensation for such services.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting, incorporated by reference in this prospectus supplement and elsewhere in the registration statement, have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Ledgewood, a professional corporation, Philadelphia, Pennsylvania. Certain legal matters will be passed upon for the underwriters by Patton Boggs LLP, Washington, D.C.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http:/www.sec.gov . Copies of certain information filed by us with the SEC are also available on our website at http://www.thebancorp.com . Our website is not a part of this prospectus supplement or the accompanying prospectus. You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus supplement and accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus supplement and accompanying prospectus.

We incorporate by reference the documents listed below and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules, including, but not limited to, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K including related exhibits:

•	our Annual Report on Form 10-K for the year ended December 31, 2011;

•	our Quarterly Reports on Form 10-Q and 10-Q/A for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012;

•	our Current Reports on Form 8-K or 8-K/A filed February 16, 2012, April 30, 2012, May 7, 2012, September 17, 2012, October 22, 2012, November 26, 2012 and December 17, 2012; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on November 10, 2004.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

The Bancorp, Inc.
409 Silverside Road
Wilmington, Delaware 19809
Attention: Paul Frenkiel
(302) 385-5000

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus, any “free writing prospectus” or any other offering materials we, or the underwriters, may use. We have not, and the underwriters have not, authorized any person to provide information other than that provided or incorporated by reference in this prospectus supplement and the accompanying prospectus.

The statements that we make in this prospectus supplement, in any document incorporated by reference in this prospectus supplement or in the accompanying prospectus about the contents of any other documents are not necessarily complete, and are qualified in their entirety by referring you to copies of those documents. You can obtain copies of these documents from the SEC or from us, as described above.

PROSPECTUS
THE BANCORP, INC.

$100,000,000
Common Stock, Preferred Stock,
Debt Securities, Warrants,
Guarantees and Units

We will provide the specific terms of the securities we sell in supplements to this prospectus or other offering materials. You should read this prospectus, any supplement and any other offering materials carefully before you invest.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this registration process, we may sell any combination of our:

•	common stock;

•	preferred stock, which may be convertible into our common stock;

•	senior or subordinated debt securities, which may be convertible into our common stock or preferred stock;

•	warrants to purchase common stock, preferred stock or debt securities;

•	guarantees; and

•	units to purchase one or more debt securities, common stock, preferred stock or warrants or any combination of such securities in one or more offerings up to a total dollar amount of $100,000,000. The terms of these offerings will be determined at the time of sale. We refer to the common stock, preferred stock, warrants, debt securities, guarantees and the units collectively as the “securities” in this prospectus. For more information on how our securities may be sold, please read the section of the prospectus entitled “Plan of Distribution.”

We will provide the specific terms of these securities in one or more supplements to this prospectus or in other offering materials. You should read this prospectus, any prospectus supplement and any other offering materials carefully before you invest. No securities may be sold without delivery of a prospectus supplement or other offering materials describing the method and terms of the offering of those securities.

Our common stock is listed for trading on the NASDAQ Global Select Market under the symbol “TBBK.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

AN INVESTMENT IN THESE SECURITIES INVOLVES MATERIAL RISKS AND UNCERTAINTIES. YOU SHOULD READ CAREFULLY THE RISK FACTORS ON PAGEOF THIS PROSPECTUS, IN ANY PROSPECTUS SUPPLEMENT AND IN OUR PERIODIC REPORTS AND OTHER SECURITIES AND EXCHANGE COMMISSION FILINGS, FOR FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE NOT DEPOSITS OR SAVINGS ACCOUNTS. THESE SECURITIES ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

This Prospectus is Dated December 14, 2012

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer shares of our common stock and preferred stock, various series of debt securities, guarantees of debt securities and/or warrants, either individually or in units, in one or more offerings, with a total value of up to $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to the offering of securities under this prospectus. You should carefully read this prospectus, the applicable prospectus supplement, the information and documents incorporated herein by reference and the additional information under the heading “Where You Can Find More Information” before making an investment decision.

You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated herein by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

i

This prospectus may not be used to consummate sales of our securities, unless it is accompanied by a prospectus supplement. To the extent there are inconsistencies between any prospectus supplement, this prospectus and any documents incorporated by reference, the document with the most recent date will control.

Unless the context otherwise requires, “Bancorp,” “the Company,” “we,” “us,” “our” and similar terms refer to The Bancorp, Inc.  “Bank” refers to The Bancorp Bank, a wholly-owned subsidiary of Bancorp.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus or which may be contained or incorporated by reference in a prospectus supplement constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expects,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will” and “would” or the negative of these terms or other comparable terminology.

We claim the protection of safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements contained or incorporated by reference in this prospectus or which may be contained or incorporated by reference in a prospectus supplement are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations could differ materially from those contemplated, expressed or implied by our forward-looking statements. Forward-looking statements we make or which are incorporated by reference in this prospectus or which may be contained or incorporated by reference in a prospectus supplement are subject to various risks and uncertainties that could cause actual results to differ materially from our forward-looking statements, including:

•	the risk factors discussed and identified in our public filings with the SEC which we incorporate by reference in this prospectus;
•
recessionary conditions in the U.S. economy have had, and we expect will continue to have, significant adverse effects on our assets and operating results, including increases in payment defaults and other credit risks, decreases in the fair value of some assets and increases in our provision for loan losses;

•	current economic and credit market conditions, if they continue, may result in a reduction in our capital base, reducing our ability to maintain deposits at current levels;
•	operating costs may increase;
•	adverse governmental or regulatory policies may be enacted;
•	management and other key personnel may be lost;
•	competition may increase;
•
the costs of our interest-bearing liabilities, principally deposits, may increase relative to the interest received on our interest-bearing assets, principally loans, thereby decreasing our net interest income;

•
the geographic concentration of our loans could result in our loan portfolio being adversely affected by economic factors unique to the geographic area and not reflected in other regions of the country; and

•
the market value of real estate that secures our loans has been and may continue to be, adversely affected by current economic and market conditions, and may be affected by other conditions outside of our control such as lack of demand for real estate of the type securing our loans, natural disasters, changes in neighborhood values, competitive overbuilding, weather, casualty losses, occupancy rates and other similar factors.

We caution you not to place undue reliance on these forward-looking statements which speak only as of the date of this prospectus, the date of the prospectus supplement or the date of any document incorporated by reference in this prospectus or in a prospectus supplement, as applicable. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or applicable prospectus supplement, or to reflect the occurrence of unanticipated events.

WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act of 1933, or the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also make available free of charge through our website at www.thebancorp.com, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as soon as reasonably practicable after they are filed electronically with the SEC. You may read and copy any reports, statements or other information that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may request copies of these documents, upon payment of a copying fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our SEC filings are also available to the public on the SEC internet site at http://www.sec.gov. Unless specifically listed under “Incorporation of Certain Documents by Reference,” below, the information contained on our website or the SEC website is not intended to be incorporated reference in this prospectus and you should not consider that information a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to documents we have filed with the SEC but that we do not include in this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below that we have filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2011.

•	Our Quarterly Reports on Form 10-Q or 10-Q/A for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012.

•	Our Current Reports on Form 8-K filed February 16, 2012, April 30, 2012, May 7, 2012, September 17, 2012, October 22, 2012 and November 26, 2012.

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on November 10, 2004.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement, on or after the date of this prospectus and prior to the termination of this offering made pursuant to this prospectus also will be deemed to be incorporated herein by reference and will automatically update and supersede information in this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished to but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit).

In reliance on Rule 12h-5 under the Exchange Act, the Bank does not intend to file annual reports, quarterly reports, current reports or transition reports with the SEC, as this registration statement will not be used to offer securities issued by it other than guarantees of securities issued by us.  Certain financial information pertaining to the Bank is included in our financial statements filed with the SEC pursuant to the Exchange Act.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

Attention: Paul Frenkiel
The Bancorp, Inc.
409 Silverside Road
Wilmington, Delaware 19809
(302) 385-5000

You should rely only on the information incorporated by reference or provided in this prospectus, any supplement to this prospectus or any other offering materials we may use. We have not authorized any person to provide information other than that provided in this prospectus, any supplement to this prospectus or any other offering materials we may use. You should assume that the information in this prospectus, any prospectus supplement and any other offering materials we may use is accurate only as of the date on its cover page and that any information in a document we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

The statements that we make in this prospectus or in any document incorporated by reference in this prospectus about the contents of any other documents are not necessarily complete, and are qualified in their entirety by referring you to copies of those documents that are filed as exhibits to the registration statement, of which this prospectus forms a part, or as an exhibit to the documents incorporated by reference. You can obtain copies of these documents from the SEC or from us, as described above.

THE COMPANY

We are a Delaware financial holding company with a wholly owned subsidiary, The Bancorp Bank. Through the Bank, we provide a wide range of commercial and retail banking products and services to both regional and national markets. We were formed in 1999 and commenced operations in July 2000. Our offices are located at 409 Silverside Road, Wilmington, Delaware 19809 and our telephone number is (302) 385-5000. We also maintain executive offices at 1818 Market Street, Philadelphia, Pennsylvania 19103. Our web address is www.thebancorp.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks contained in our Annual Report on Form 10-K for the year ended December 31, 2011, which has been filed with the SEC and incorporated herein by reference, in addition to the other information contained in this prospectus, in an applicable prospectus supplement, or incorporated by reference herein, before purchasing any of our securities. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of these risks described could materially adversely affect our business, financial condition, results of operations, or ability to make distributions to our stockholders. In such case, you could lose some portion or all of your original investment.

RATIO OF COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS TO EARNINGS

The following table shows our ratio of earnings to fixed charges, and our ratio of earnings to combined fixed charges and preference dividends, for the periods indicated.

	Nine months ended September 30,	Year ended December 31,
	2012	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges(1)	2.85	2.03	1.45	1.38	(3)	1.44
Ratio of combined fixed charges and preferred stock dividends to earnings(2)	2.85	2.03	1.51	1.15	(3)	1.44

(1)
We calculate the ratio of earnings to fixed charges by dividing our earnings by fixed charges. For this purpose, earnings consist of pre-tax income from continuing operations before fixed charges and amortization of capitalized interest, less interest capitalized. Fixed charges consist of (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness and (c) the portion of rent expense representing an interest factor.

(2)	We calculate the ratio of earnings to combined fixed charges and preference dividends by dividing earnings by the sum of fixed charges and dividends on preferred securities.

(3)	Earnings for the year ended December 31, 2008 were inadequate to cover fixed charges. The coverage deficiency was $63.3 million.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities for general corporate purposes, which may include, but not be limited to, loans, refinancing or repayment of indebtedness, capital expenditures and working capital. Pending any of these uses, the net proceeds of a sale will be invested in readily marketable, interest-bearing securities. The applicable prospectus supplement will provide more details on the use of proceeds of any specific offering.

DESCRIPTION OF CAPITAL STOCK

General

We have the authority to issue 50,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of November 30, 2012, we had 33,128,781 shares of common stock outstanding and no preferred stock outstanding.

The following description of the material terms of our capital stock and of our certificate of incorporation and bylaws is only a summary. You should refer to our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus is a part, for their complete terms.

Common Stock

Voting rights. Each share of common stock is entitled to one vote on all matters presented to stockholders, including the election of directors. There is no cumulative voting in the election of directors.

Dividends. We may pay dividends as declared from time to time by the board of directors out of funds legally available for that purpose. See Item 5 of our Annual Report on Form 10-K for the year ended December 31, 2011, which we refer to as our 2011 10-K and which is incorporated by reference in this prospectus, under the caption “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” for a description of our dividend policy and Item 1 of our 2011 10-K under the captions “Federal Regulation” and “Delaware Regulations” for statutory and regulatory restrictions on our ability to pay dividends.

Liquidation. In the event we are dissolved, liquidated or wound up, common stockholders are entitled to receive a pro rata portion of our assets remaining after payment or provision for payment of all of our debts and liabilities and payment of the liquidation preference of any outstanding preferred stock.

No Preemptive Rights; Redemption. Common stockholders are not entitled to preemptive rights and our common shares are not subject to call or redemption.

Transfer Agent. We have appointed American Stock Transfer & Trust Company to act as the transfer agent for our common stock.

Listing. Our common stock is quoted on the NASDAQ Global Select Market under the symbol “TBBK.”

Preferred Stock

General. We may issue preferred stock from time to time in one or more series. Our board of directors, without further approval of the stockholders, has the authority to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the common stockholders.

A prospectus supplement and any other offering materials relating to any series of preferred stock issued under the registration statement of which this prospectus is a part will specify the terms of the series, including:

•	the maximum number of shares in the series and the designation of the series;

•	the terms on which dividends, if any, will be paid;

•	the terms on which the shares may be redeemed, if at all;

•	the liquidation preference, if any;

•	the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

•	the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of common or preferred stock;

•	the voting rights, if any, of the shares of the series; and

•	any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the shares.

The description of preferred stock above and the description of the terms of a particular series of preferred stock contained in a prospectus supplement and other offering materials, if any, are not complete. You should refer to the certificate of designations with respect to a series of preferred stock for complete information concerning the terms of that series. A copy of the certificate of designations for each series of preferred stock will be filed with the SEC as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to a filing incorporated by reference in the registration statement.

Our board of directors may authorize the issuance of series of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of common stockholders. The issuance of preferred stock could have the effect of delaying or preventing a change in control, and may cause the market price of our common stock to decline or impair the voting and other rights of the holders of our common stock.

 Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

We summarize various provisions of Delaware law, our certificate of incorporation and our bylaws in the following paragraphs. These provisions may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for his or her shares.

Certificate of incorporation and bylaws. Our certificate of incorporation and bylaws currently contain provisions that may be deemed to be “anti-takeover” in nature. These provisions are the current authorization of 50,000,000 shares of common stock, the current authorization of 5,000,000 shares of preferred stock and the elimination of preemptive rights.

The authorization for the issuance of substantial numbers of shares of common stock and preferred stock and the elimination of preemptive rights for common stock provides our board of directors with as much flexibility as possible to issue additional shares, without further stockholder approval, for corporate purposes, including financings, acquisitions, stock dividends, stock splits, employee incentive plans and similar purposes. These additional shares, however, may also be used by the board of directors, if consistent with its fiduciary responsibilities to deter future attempts to gain control over us. Moreover, because a stockholder does not have preemptive rights, he or she does not have a right to subscribe for a proportionate part of any such issuance.

Delaware law. We are a Delaware corporation and consequently are also subject to certain anti-takeover provisions of the Delaware General Corporation Law. Under Section 203 of the General Corporation Law, a Delaware corporation may not engage in any business combination with any interested stockholder for a period of three years following the date such stockholder became an interested stockholder, unless:

•	before such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding:

•	shares owned by persons who are directors and also officers, and

•	employee stock plans, in certain instances; or

•
on or after such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines an interested stockholder of a corporation to be any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) who:

•	owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation; or

•
is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately before the date on which it is sought to be determined whether such person (and any affiliate or associate of such person) is an interested stockholder.

Section 203 defines business combinations to include certain mergers, consolidations, asset sales, transfers and other transactions resulting in a financial benefit to the interested stockholder.

The restrictions imposed by Section 203 will not apply to a corporation if:

•	the corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by Section 203; or

•
the corporation, by the action of stockholders holding majority of outstanding voting stock, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203.

We have not opted out of Section 203. Section 203 could under certain circumstances make it more difficult for a third party to gain control of us, deny stockholders the receipt of a premium on their common stock and may reduce the price at which the common stock may be sold.

Federal banking law. Federal law pertaining to bank holding companies and banks also may have an anti-takeover effect. See Item 1 of our 2011 10-K under the caption “Federal Regulation—Change in Control”.

DESCRIPTION OF OUR DEBT SECURITIES

General

The debt securities will be:

•	our direct general obligations;

•	either senior debt securities or subordinated debt securities; and

•	issued under separate indentures among us and a trustee which will be named in a prospectus supplement and a supplemental indenture.

We may issue debt securities in one or more series.

If we offer senior debt securities, we will issue them under a senior indenture. If we issue subordinated debt securities, we will issue them under a subordinated indenture. A form of each indenture is filed as an exhibit to the registration statement of which this prospectus is a part. We have not restated either indenture in its entirety in this description. Investors in any debt securities we may issue should read the relevant indenture because it, and not this description, will control their rights as holders of the debt securities. Capitalized terms used in the summary have the meanings specified in the indentures.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

A prospectus supplement and relating to any series of debt securities being offered will describe the specific terms of the debt securities being offered. These terms will include some or all of the following, as applicable:

•	the issuer of the debt securities;

•	the co-issuers of the debt securities, if any;

•	the guarantors of the debt securities, if any;

•	whether the debt securities are senior or subordinated debt securities;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	the process to authenticate and deliver the debt securities and the application of the proceeds thereof;

•	the assets, if any, that are pledged as security for the payment of the debt securities;

•	the terms of any release, or the release and substitution of, any assets pledged as security for the payment of the debt securities;

•
whether we will issue the debt securities in individual certificates to each holder in registered form, or in the form of temporary or permanent global securities held by a depository on behalf of holders;

•	the prices at which we will issue the debt securities;

•	the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;

•	the currency or currency unit in which the debt securities will be payable, if not U.S. dollars;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

•	any conversion or exchange provisions;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	any changes to or additional events of default or covenants; and

•	any other terms of the debt securities.

We may offer and sell debt securities, including original issue discount debt securities, at a substantial discount below their principal amount. The relevant prospectus supplement will describe special U.S. federal income tax and any other considerations applicable to those securities. In addition, the prospectus supplement may describe certain special U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency other than U.S. dollars.

Payment of Interest and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a book-entry debt security), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a certificated debt security), as described in the applicable prospectus supplement.

Certificated Debt Securities

You may transfer or exchange certificated debt securities at the trustee’s office or paying agencies in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may transfer certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the old certificate representing those certificated debt securities and either we or the trustee will reissue the old certificate to the new holder or we or the trustee will issue a new certificate to the new holder.

Book-Entry Debt Securities

We may issue the debt securities of a series in the form of one or more book-entry debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement.  We may issue book-entry debt securities in either temporary or permanent form.  We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any book-entry debt security.

Provisions Relating only to the Senior Debt Securities

The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral for that debt. We will disclose the amount of our secured debt in the prospectus supplement.

Provisions Relating only to the Subordinated Debt Securities

Subordinated Debt Securities Subordinated to Senior Indebtedness.  The subordinated debt securities will rank junior in right of payment to all of our Senior Indebtedness. "Senior Indebtedness" will be defined in a supplemental indenture or authorizing resolutions respecting any issuance of a series of subordinated debt securities, and the definition will be set forth in the prospectus supplement.

Payment Blockages.  The subordinated indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

·	we or our property is involved in any voluntary or involuntary liquidation or bankruptcy;

·
we fail to pay the principal, interest, any premium or any other amounts on any Senior Indebtedness within any applicable grace period or the maturity of such Senior Indebtedness is accelerated following any other default, subject to certain limited exceptions set forth in the subordinated indenture; or

·
any other default on any Senior Indebtedness occurs that permits immediate acceleration of its maturity, in which case a payment blockage on the subordinated debt securities will be imposed for a maximum of 179 days at any one time.

No Limitation on Amount of Senior Debt.  The subordinated indenture will not limit the amount of Senior Indebtedness that we may incur, unless otherwise indicated in the prospectus supplement.

DESCRIPTION OF GUARANTEES OF DEBT SECURITIES

This summary description is not meant to be a complete description of the guarantees of debt securities that we may offer. At the time of an offering and sale of debt securities, this prospectus together with the accompanying prospectus supplement will contain the material terms of the guarantees, if any, of the debt securities being offered.

If specified in the applicable prospectus supplement, certain of our subsidiaries may guarantee the debt securities. Guarantees may be secured or unsecured and senior or subordinated. The particular terms of guarantees of a particular issue of debt securities will be described in the related prospectus supplement.

DESCRIPTION OF WARRANTS

The following describes some of the general terms and provisions of warrants we may issue. Warrants may be issued independently or together with any other securities offered by any prospectus supplement and other offering materials, if any, and may be attached to or separate from those securities. Warrants may be issued under warrant agreements to be entered into between us and a warrant agent or may be represented by individual warrant certificates, all as specified in the applicable prospectus supplement and other offering materials, if any. The warrant agent, if any, for any series of warrants will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

A prospectus supplement and any other offering materials relating to any warrants we may issue will specify the terms of the warrants, including:

·	the title and aggregate number of the warrants;

·	the price or prices at which the warrants will be issued;

·	the title, amount and terms of the securities purchasable upon exercise of the warrants;

·	the title, amount and terms of the securities offered with the warrants and the number of warrants issued with each such security;

·	the date, if any, on and after which the warrants and the related securities will be separately transferable;

·	the price at which the related securities may be purchased upon exercise of the warrants;

·	the exercise period for the warrants;

·	the minimum or maximum number of warrants which may be exercised at any one time;

·	any applicable anti-dilution, redemption or call provisions;

·	any applicable book-entry provisions; and

·	any other terms of the warrants.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities, shares of common stock, shares of preferred stock or warrants or any combination of such securities, including guarantees of any securities.

A prospectus supplement and any other offering materials relating to any units issued under the registration statement of which this prospectus is a part will specify the terms of the units, including:

·
the terms of the units and of any of the debt securities, common stock, preferred stock, warrants and guarantees comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

·	a description of the terms of any unit agreement governing the units; and

·	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may distribute our securities from time to time in one or more transactions at a fixed price or prices. We may change these prices from time to time. We may also distribute our securities at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. We will describe the distribution method for each offering in a prospectus supplement, including, with respect to our equity securities, sales deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act to or through a market maker or directly into an existing trading market on an exchange or otherwise.

We may sell our securities in any of the following ways:

·	through underwriters or dealers,

·	through agents who may be deemed to be underwriters as defined in the Securities Act,

·	directly to one or more purchasers,

·	directly to holders of warrants exercisable for our securities upon the exercise of their warrants, or

·	through a combination of any of these methods of sale.

The prospectus supplement and other offering materials, if any, for a particular offering will set forth the terms of the offering, purchase price, the proceeds we will receive from the offering, any delayed delivery arrangements, the securities exchanges on which the securities will be listed, if any, and any underwriting arrangements, including underwriting discounts and other items constituting underwriters’ compensation and any discounts or concessions allowed or reallowed or paid to dealers. We may have agreements with the underwriters, dealers and agents who participate in the distribution to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments which they may be required to make.

Any common stock sold pursuant to a prospectus supplement will be listed on the NASDAQ Global Select Market or other national securities exchange. Preferred stock, warrants and debt securities may or may not be listed on the NASDAQ Global Select Market or other national securities exchange.  Securities offered may be a new issue of securities with no established trading market. Any underwriters to whom or agents through whom these securities are sold by us for public offering and sale may make a market in these securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading market for any such securities.

If we use underwriters in the sale, the securities we offer will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Our securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of securities will be named in the prospectus supplement relating to that offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of that prospectus supplement or in the other offering materials.

If we use dealers in an offering of our securities, we will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by those dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in a prospectus supplement or other offering materials, if any. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may also offer our securities directly, or though agents we designate, from time to time at fixed prices, which we may change, or at varying prices determined at the time of sale. We will name any agent we use and describe the terms of the agency, including any commissions payable by us to the agent, in a prospectus supplement and other offering materials, if any. Unless otherwise indicated in the prospectus supplement and other offering materials, any agent we use will act on a reasonable best efforts basis for the period of its appointment.

In certain states, our securities may be sold only through registered or licensed brokers or dealers. In addition, in certain states, our securities may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

Representatives of the underwriters through whom our securities are sold for public offering and sale may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

LEGAL MATTERS

The validity of the securities offered hereby and tax matters will be passed upon for us by Ledgewood, a professional corporation, Philadelphia, Pennsylvania. Underwriters, dealers and agents, if any, who we will identify in a prospectus supplement, may have their counsel pass upon certain legal matters in connection with any offering we make.

4,000,000 Shares
Common Stock

PROSPECTUS SUPPLEMENT

Book-Running Manager

Co-Manager

STERNE AGEE

December 18, 2012